Exhibit 99.h(14)

Information Classification: Limited Access- 1 - Information Classification: Limited Access AMENDMENT TO CO-ADMINISTRATION AGREEMENT THIS AMENDMENT (the “Amendment”) is entered into as of December 31st , 2024 (the “Effective Date”), by and among State Street Bank and Trust Company (the “Administrator”), and the Credit Suisse Funds listed and defined on Schedule A to the Agreement (as defined below) (the “Funds”). The Funds and the Administrator may be referred to in this Agreement, individually, as a “Party” and, collectively, as the “Parties”. RECITALS WHEREAS, the Funds and the Administrator are parties to that certain Co-Administration Agreement dated as of March 18, 2002 (as amended, modified and supplemented through the date hereof, the “Agreement”) pursuant to which the Administrator provides certain administrative services to the Funds; and WHEREAS, the Parties hereto desire to amend the Agreement to modify the services outlined in Section 5 thereof, as set forth herein; and WHEREAS, all capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Agreement. NOW, THEREFORE, in consideration of the covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby jointly and severally acknowledged, the Parties hereto agree as follows: 1. Amendments. The Agreement is hereby amended by adding a new subsection “v.” to Section 5 – Administration Services, immediately following subsection “u.” thereof, as follows: "v. Prepare for the review by designated officer(s) of the Funds financial information regarding the Funds that will be included in the Funds’ semi-annual and annual shareholder reports, Form N-PORT reports, Tailored Shareholder Report and other quarterly reports (as mutually agreed upon), including tax footnote disclosures, where applicable;” 2. Miscellaneous. (a) This Amendment amends and shall form part of the Agreement with effect from the Effective Date. Except as amended hereby, the Agreement shall remain in full force and effect.

Information Classification: Limited Access - 2 - Information Classification: Limited Access (b) This Amendment may be executed in several counterparts, each of which shall be deemed to be an original, and all such counterparts taken together shall constitute one and the same Amendment. Counterparts may be executed in either original or electronically transmitted form (e.g., faxes or emailed portable document format (PDF) form), and the Parties hereby adopt as original any signatures received via electronically transmitted form. [Remainder of Page Intentionally Left Blank]

Information Classification: Limited Access - 3 - Information Classification: Limited Access IN WITNESS WHEREOF, each party hereto has caused this Amendment to be executed by its duly authorized officer, as the case may be, as of the date and year first above written. EACH OF THE CREDIT SUISSE ASSET MANAGEMENT FUNDS LISTED ON EXHIBIT A TO THE AGREEMENT On their behalf: By:__________________________________ Name: Title: STATE STREET BANK AND TRUST COMPANY By:__________________________________ Name: Title: Rose Ann Bubloski Treasurer Danielle Capobianco Vice President